EXHIBIT 5


June 25, 1999



Garden Ridge Corporation
Suite 170
19411 Atrium Place
Houston, Texas  77084

Ladies and Gentlemen:

We have acted as counsel to Garden Ridge Corporation, a Delaware corporation (the "COMPANY") in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended, of the offering and sale to certain employees of the Company of up to 1,600,000 additional shares of the Company's Common Stock, $.01 par value (the "COMMON STOCK"), which may be issued in connection with the exercise of certain rights (the "OPTIONS") granted under the Company's Amended and Restated 1994 Employee Stock Option Plan and Amended and Restated 1996 Non-Employee Director Stock Option Plan (the "PLANS").

In such capacity we have examined the corporate documents of the Company, including its Certificate of Incorporation, as amended, its By-laws, as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have relied upon representations made by and certificates of officers of the Company and public officials with respect to certain facts material to this opinion. We have made no independent investigation regarding such representations and certificates.

Based upon the foregoing, we are of the opinion that when the Options have been duly exercised in accordance with their respective terms, the Common Stock issued thereupon will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


Very truly yours,


/s/ LOCKE LIDDELL & SAPP LLP



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